Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS
	Investors:	Eric C. Olsen	(703) 480-6705
	Media:	Sherry E. Peske	(703) 480-3632
Lafarge North America Reports Second Quarter Results
•	Operating income up 24 percent; sales up 19 percent
•	Board increases quarterly cash dividend
•	Stock buy-back plan expanded to $100 million
HERNDON, VA, July 26, 2005—Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported second-quarter 2005 net income of $142.9 million, or $1.81 per share diluted. During the quarter, the company adjusted the tax liability associated with its repatriation of cash to the U.S. from Canada in response to new guidance issued by the Internal Revenue Service, resulting in a credit of $12.9 million, or $0.17 per share diluted. Excluding the effect of this item, net income for the quarter was $1.64 per share diluted, compared with adjusted net income of $1.36 per share diluted in the second quarter of 2004 (see table below for reconciliation).
Operating income for the quarter was $208.2 million, up $40 million, or 24 percent, compared with the year-ago quarter as continued strong volumes in most markets and higher prices in all product lines positively affected earnings. The strengthening of the Canadian dollar contributed $6.4 million to operating income during the quarter. However, diesel, gas and coal costs were $13.3 million higher in the quarter compared with the same period a year ago.
“As we had anticipated, we had exceptionally strong sales this quarter—in fact, demand for cement exceeded the record levels established last year,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “Prices during the quarter were also favorable, and our market outlook for the balance of the year is optimistic. Although we are facing cost pressures and stretching our production and distribution capabilities to meet higher demand, our results this quarter were excellent, and we will continue to do whatever is necessary to meet the needs of our customers.”
Consolidated net sales were up 19 percent over last year to $1.17 billion. Excluding the favorable Canadian exchange rate effect, net sales were 15 percent higher than last year. U.S. net sales increased 19 percent compared with last year, while Canadian sales increased 9 percent in local currency.

Second-Quarter Results by Operating Segment
Aggregates, Concrete & Asphalt
The aggregates, concrete and asphalt segment reported operating income of $84.5 million in the quarter, 19 percent higher compared with $70.8 million during the second quarter 2004. The strengthening of the Canadian dollar contributed $2.8 million to operating income in the quarter. Net sales during the quarter were $693.9 million, up 19 percent compared with the second quarter of 2004, or 13 percent higher excluding the favorable impact of the exchange rate.
Aggregates (crushed stone, sand and gravel) shipments totaled 38.1 million tons during the quarter, 6 percent above 2004 levels. The increase was driven primarily by strong demand in Western markets. Volumes in the U.S. were up 7 percent over the year-ago quarter, with strong market conditions in the Great Lakes area, Missouri and New Mexico, and improved market conditions in Colorado. Volumes in Canada were up 1 percent over the second quarter 2004 despite unusually wet weather and flooding in Calgary and strikes by independent truckers in western Canada. Average aggregate selling prices during the quarter were up 5 percent in the U.S. and 6 percent in Canada compared with the same period in 2004 as a result of the successful implementation of price increases in all markets. However, the positive contributions from higher volumes and prices were partially offset by increased diesel costs, and costs associated with the increased use of subcontractors to meet strong demand.
Ready-mixed concrete volumes declined 1 percent compared with the same period last year, to 3.2 million cubic yards. In Canada, volumes decreased 3 percent primarily as a result of unusually wet weather in western Canada, strikes in British Columbia, and reduced construction activity in Ontario. Shipments in the U.S. increased 2 percent on the strength of project activity in New Orleans. Average prices rose 8 percent compared with the year-ago quarter. However, operating income was negatively impacted by sharply increased fuel and raw material costs.
Although asphalt and paving activities do not generally reach high levels until the third quarter of the year, this business had a good start to the season in both volumes and pricing, with favorable activity in all markets. Revenues increased 31 percent compared with last year to $210 million, and higher asphalt prices have been successfully passed through in most markets.

Cement
The cement segment reported operating income of $131.5 million during the quarter, 17 percent higher compared with the second quarter 2004. The improvement reflects increased sales volumes and higher pricing. Net sales during the quarter were $440.5 million, an increase of 17 percent compared with last year. Excluding the favorable impact of the exchange rate, operating profits rose 13 percent and revenues rose 15 percent compared with the same period in 2004.
The positive contributions from strong volumes and favorable prices were partially offset by sharply increased energy and transportation costs, as well as costs associated with meeting higher customer demand. The company decided to increase imports of cement and clinker, accelerate kiln turnarounds, operate additional kilns and increase the number of distribution and storage facilities in order to meet the needs of customers.
Total cement sales volumes during the quarter were 4.2 million tons, up 3 percent compared with last year. U.S. volumes increased 3 percent to 3.1 million tons, while Canadian volumes increased 4 percent to 1.1 million tons. Average cement prices were 10 percent higher compared with the same period in 2004 due to the effect of two successful price increases in 2004, followed by an additional increase during the first half of 2005. Prices in the U.S. were up 12 percent over the same period last year, while prices in Canada were up 6 percent. Additional price increases are taking effect this summer in several U.S. markets.
Gypsum
The gypsum segment reported operating income of $17.5 million compared with $7 million in the second quarter 2004. Higher selling prices and strong sales volumes resulted in a $10.5 million improvement in operating income compared with the second quarter 2004.
Net sales were $99.7 million, an increase of 26 percent over the year-ago quarter. Wallboard sales volumes increased to 578 million square feet, 7 percent higher compared with the same period last year, due largely to continued high levels of activity in residential and commercial construction and renovation in both U.S. and Canadian markets.
The average mill net price of $143 per msf during the quarter was 19 percent higher compared with the second quarter 2004. Including the recently announced price increase effective July 5, 2005, a total of three price increases have been successfully implemented during 2005.
Manufacturing costs increased compared with last year due to higher energy and raw material costs. Higher levels of production activity during the quarter also generated increased labor costs, which were partially offset by improved plant productivity.

As announced during the first quarter, the company will recognize a recurring accelerated depreciation expense of $1.1 million each quarter in 2005 and during the first two quarters of 2006. This expense is related to old equipment that will be replaced during the modernization of the company’s gypsum drywall manufacturing facility in Buchanan, NY.
Consolidated Six Month Results
For the first half of 2005, Lafarge North America recorded a net loss of $45.6 million, or $0.60 per share diluted. Excluding the one-time tax charge of $102.8 million, or $1.36 per share diluted, associated with the company’s cash repatriation from Canada for the first half of 2005, net income was $0.76 per share diluted. This compares with adjusted net income of $0.45 per share diluted, during the same period last year (see table below for reconciliation).
Consolidated net sales for the first half of 2005 were $1.75 billion, an increase of 17 percent over the first half of 2004. Excluding the favorable exchange rate effect, sales were up 13 percent from last year.
Lafarge North America’s financial position was very strong during the first half. As of June 30, 2005, the company’s total debt was $725.9 million compared with $790 million at the end of the first half of 2004. Including cash, cash equivalents and short-term investments of $402.8 million in 2005, and $497.1 million in 2004, net debt was $323.1 million as of June 30, 2005 compared with $292.9 million as of June 30, 2004. However, as of June 30, 2004, the company had $152 million of short-term debt securitized by receivables. As of June 30, 2005, the company had no debt securitized by receivables. Taking this into account, net borrowings decreased by $121.8 million during the twelve months ended June 30, 2005.
Earlier this year, the company announced its intention to repatriate almost $1.1 billion in cash from Canada to the U.S. during the course of 2005. During the first six months, the company repatriated $440 million (net of Canadian withholding tax) in cash from Canada.

Outlook
The company is very encouraged by the continued favorable market conditions experienced during the first half of the year. Demand is expected to remain strong during the second half. Year-over-year comparisons, however, will be challenging due to the good weather conditions experienced in the latter part of 2004. The company expects to realize additional pricing gains in all product lines, as well as benefit from the accelerated maintenance and other preparatory actions the company took during the first part of the year. Some of these gains will be offset by continued increases in energy and transportation costs. In addition, pension and other post-retirement expenses are expected to increase compared with the second half of 2004.
The company expects to realize strong growth in earnings for the full year compared with 2004.
Quarterly Dividend Declared
Reflecting the company’s strong financial condition and solid future prospects, the Board of Directors today approved an increase in quarterly cash dividends. The new quarterly cash dividend is twenty-four cents ($0.24) per share of Lafarge North America common stock, up from the level of twenty-two cents ($0.22) per share established in August 2004. The dividend is payable on September 1, 2005 to shareholders of record on August 16, 2005. The increased dividend is equivalent to an annual rate of $0.96 per share.
Stock Repurchase Plan Expanded
In November 2004, the Board of Directors approved a stock repurchase plan that took effect on January 1, 2005. Under the plan, the company, at management’s discretion, was authorized to spend up to $60 million to repurchase its common stock from time to time in the market or through privately negotiated transactions through December 31, 2005. During the first half of 2005, the company repurchased 572,000 shares of stock at an average price of $59.05 per share for a total of $33.8 million.
At its meeting today, the Board of Directors approved a $40 million increase in the current stock repurchase plan to take effect on July 26, 2005. Under the expanded plan, the company is authorized to spend up to $100 million to repurchase its common stock through December 31, 2005.

Conference Call
Lafarge North America will broadcast its earnings conference call over the Internet beginning at 10 a.m., Eastern Daylight Time, on Wednesday, July 27, 2005. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.
Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2004, net sales exceeded $3.7 billion.
Lafarge North America’s majority shareholder is Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR). Lafarge, the world leader in building materials, holds top-ranking positions in all four of its divisions: Cement, Aggregates & Concrete, Roofing and Gypsum. Lafarge employs 77,000 people in 75 countries and posted sales of 14.4 billion euros in 2004.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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     Visit the Lafarge North America Web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.
Consolidated Income Statement Information (1)
(unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net Sales
Aggregates, Concrete & Asphalt	$693.9	$583.8	$1,002.0	$870.5
Cement	440.5	375.0	649.4	552.0
Gypsum	99.7	79.4	191.5	153.5
Eliminations	(60.8)	(48.3)	(92.7)	(77.2)

Total Net Sales	$1,173.3	$989.9	$1,750.2	$1,498.8

Income from Operations
Aggregates, Concrete & Asphalt	$84.5	$70.8	$10.9	$7.2
Cement	131.5	112.4	112.5	94.2
Gypsum	17.5	7.0	30.0	11.5

	233.5	190.2	153.4	112.9
Corporate and unallocated expenses (2)	(25.3)	(22.0)	(46.7)	(42.8)

Total Income Before Interest and Income Taxes	208.2	168.2	106.7	70.1
Redeemable preferred shares dividends	(2.2)	(1.7)	(4.0)	(3.4)
Interest expense, net (2)	(7.1)	(8.6)	(13.9)	(17.0)

Earnings Before Income Taxes	198.9	157.9	88.8	49.7
Income tax provision	(56.0)	(55.9)	(134.4)	(18.5)

Net Income (Loss)	$142.9	$102.0	$(45.6)	$31.2

Net Income (Loss) per Share
Basic	$1.89	$1.37	$(0.60)	$0.42
Diluted	$1.81	$1.34	$(0.60)	$0.41

Average Number of Shares Outstanding
Basic	75.7	74.2	75.5	74.1
Diluted	79.0	76.1	75.5	75.9

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Certain reclassifications have been made to prior periods to conform to the 2005 presentation.

Consolidated Balance Sheet Information
(in millions)

	June 30		December 31
	2005	2004	2004
	(unaudited)	(unaudited)	(audited)
Assets:
Cash, cash equivalents and short-term investments	$402.8	$497.1	$852.0
Other current assets	1,355.1	1,083.0	1,119.1
Property, plant and equipment, net	2,492.0	2,318.4	2,491.8
Other long-term assets	947.1	821.0	941.2

Total Assets	$5,197.0	$4,719.5	$5,404.1

Liabilities and Shareholders’ Equity:
Short-term borrowings and current portion of long-term debt	$251.8	$75.5	$356.5
Other current liabilities	719.7	498.7	726.0
Long-term debt	474.1	714.5	470.8
Other long-term liabilities	735.0	820.6	737.9
Shareholders’ equity	3,016.4	2,610.2	3,112.9

Total Liabilities and Shareholders’ Equity	$5,197.0	$4,719.5	$5,404.1

Indebtedness
Long-term debt, including current portion	$725.9	$790.0	$827.3
Cash, cash equivalents and short-term investments	(402.8)	(497.1)	(852.0)

Total debt, net of cash, cash equivalents and short-term investments	$323.1	$292.9	$(24.7)

NOTE:	Certain reclassifications have been made to the June 2004 balances to conform to the 2005 presentation.
Consolidated Cash Flow Information
(unaudited and in millions)

	Six Months Ended June 30
	2005	2004
Net cash used by operating activities	$(153.0)	$(134.9)
Capital expenditures and acquisitions	(169.4)	(125.0)
Proceeds from property, plant and equipment dispositions	7.9	17.1
Cash provided (used) by financing activities	(111.2)	59.3
Redemptions of short-term investments	16.5	42.4
Effect of exchange rate changes	(19.2)	(25.1)
Other	(4.3)	6.5

Net decrease in cash and cash equivalents	(432.7)	(159.7)
Cash and cash equivalents at beginning of period	817.7	630.6

Cash and cash equivalents at end of period	$385.0	$470.9

Lafarge North America
Use of Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding diluted earnings per share (“EPS”) and net income excluding unusual items. Management believes EPS and net income excluding unusual items better reflect the ongoing performance of the company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. These measures are also more comparable to financial measures reported by our competitors. EPS and net income excluding unusual items should not be considered substitutes for EPS and net income calculated in accordance with GAAP.
The table below reconciles net income per share prepared in accordance with GAAP to net income per share excluding unusual items:

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Diluted Net Income (Loss) per Share:
Net income (loss) (GAAP basis)	$1.81	$1.34	$(0.60)	$0.41

Tax on Jobs Act related dividend repatriation	(0.17)	—	1.36	—
Cement litigation expenses	—	0.02	—	0.04

Adjusted Net Income per Share (Non-GAAP basis)	$1.64	$1.36	$0.76	$0.45

Net Income (Loss) (in millions):
Net income (loss) (GAAP basis)	$142.9	$102.0	$(45.6)	$31.2

Tax on Jobs Act related dividend repatriation	(12.9)	—	102.8	—
Cement litigation expenses, net of tax	—	1.7	—	3.3

Adjusted Net Income (Non-GAAP basis)	$130.0	$103.7	$57.2	$34.5